As filed with the Securities and Exchange Commission on February 3, 2006

Registration No. 333-130950

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Ternium S.A.

(Exact Name of Registrant as Specified in its Charter)

Grand Duchy of Luxembourg	3312	Not Applicable
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

46a, Avenue John F. Kennedy – 2nd floor

L-1855 Luxembourg

(352) 4661-11-3815

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Registered Office)

Giovanni Gallo

Techint Inc.

420 Fifth Avenue, 18th Floor

New York, New York 10018

(212) 376-6500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

Carlos J. Spinelli-Noseda, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000	David Mercado, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, NY 10019 (212) 474-1000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒   333-130950

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box.  ☐

The Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-130950), as amended (the “Registration Statement”), is being filed solely to replace Exhibit 1.1 in Item 8 of Part II of the Registration Statement in accordance with Rule 462(d) under the Securities Act of 1933, as amended. The Registration Statement was declared effective by the Securities and Exchange Commission on January 31, 2006. This registration statement does not modify any provision of the Prospectus constituting Part I or Items 6, 7 or 9 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. EXHIBITS.

Exhibit Number	Description
1.1	Form of Underwriting Agreement

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, on February 3, 2006.

Ternium S.A.

By:	/S/ ROBERTO PHILIPPS
Name: Roberto Philipps
Title: Chief Financial Officer

By:	/S/ PABLO BRIZZIO
Name: Pablo Brizzio
Title: Financial Manager

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on February 3, 2006.

Signature	Title

* Daniel A. Novegil	Chief Executive Officer and Director (Principal Financial Officer)

/s/ ROBERTO PHILIPPS Roberto Philipps	Chief Financial Officer (Principal Financial and Accounting Officer)

* Paolo Rocca	Chairman and Director

* Rinaldo Campos Soares	Vice-Chairman and Director

Ubaldo Jose Aguirre	Director

* Roberto Bonatti	Director

* Carlos A. Condorelli	Director

Signature	Title

Adrian Lajous	Director

Bruno Marchettini	Director

Gianfelice Mario Rocca	Director

Gerardo R. Sepulveda	Director

/S/ BERTOLDO MACHADO VEIGA Bertoldo Machado Veiga	Director

* Giovanni Gallo	Authorized Representative in the United States of America

*By:	/S/ ROBERTO PHILIPPS Roberto Philipps, Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement

II-4